UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Evoke Pharma, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

The annual meeting of stockholders of Evoke Pharma, Inc. will be held by means of remote communication via a live webcast accessible at www.proxydocs.com/EVOK on April 27, 2022 at 8:30 a.m., Pacific Time. The annual meeting will be held exclusively online and you must register in advance as described below.

The annual meeting is being held for the following purposes:

1.	To elect two directors for a three-year term to expire at the 2025 annual meeting of stockholders;
2.	To consider and vote upon the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.

To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

4.

To grant the board authority to effect a reverse stock split of our outstanding common stock by amending our Amended and Restated Certificate of Incorporation within one year and within a range of not less than one-for-five and not more than one-for-twenty, if the board deems it within the company’s best interests; and

5.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

As noted above, our annual meeting will be a virtual meeting of stockholders, which will be conducted solely by remote communication via a live webcast. There will not be a physical meeting location, and stockholders will not be able to attend the annual meeting in person. This means that you can attend the annual meeting online, vote your shares during the online meeting and submit questions for consideration prior to the online meeting. To be admitted to the annual meeting's live webcast, you must register at www.proxydocs.com/EVOK by 2:00 p.m. Pacific Time on April 25, 2022, or the Registration Deadline, as described in the Notice of Internet Availability of Proxy Materials or proxy card. As part of the registration process, you must enter the Control Number shown on your proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be emailed to you.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on February 28, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend our virtual annual meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

David A. Gonyer, R.Ph. President, Chief Executive Officer and Director

Solana Beach, California
March 15, 2022

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

TABLE OF CONTENTS

Page
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
PROPOSAL 1: ELECTION OF DIRECTORS	5
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	13
PROPOSAL 3: APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	14
PROPOSAL 4: TO GRANT THE BOARD AUTHORITY TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING COMMON STOCK BY AMENDING OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION WITHIN ONE YEAR AND WITHIN A RANGE OF NOT LESS THAN ONE-FOR-FIVE AND NOT MORE THAN ONE-FOR-TWENTY, IF THE BOARD DEEMS IT WITHIN THE COMPANY’S BEST INTERESTS	15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
EXECUTIVE COMPENSATION AND OTHER INFORMATION	24
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	31
STOCKHOLDER PROPOSALS	32
ANNUAL REPORT	32
OTHER MATTERS	33

i

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2022

The board of directors of Evoke Pharma, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held by means of remote communication via a live webcast on April 27, 2022 at 8:30 a.m., Pacific Time. You will be able to participate in the annual meeting online and submit your questions in advance of the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 27, 2022

This proxy statement and our annual report are available electronically at http://www.proxydocs.com/EVOK.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2022 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting via live webcast. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about March 15, 2022 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on February 28, 2022 are entitled to vote at the annual meeting. On this record date, there were 32,917,901 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

How can I attend the annual meeting?

This year’s annual meeting will be accessible through the Internet via a live webcast.

You are entitled to participate in the annual meeting if you were a stockholder as of the close of business on our record date of February 28, 2022 or hold a valid proxy for the meeting. To be admitted to the annual meeting’s live webcast, you must register at www.proxydocs.com/EVOK by 2:00 p.m. Pacific Time on April 25, 2022, or the Registration Deadline, as described in the Notice of Internet Availability of Proxy Materials or proxy card. As part of the registration process, you must enter the Control Number shown on your Notice of Internet Availability of Proxy Materials or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the annual meeting, will be emailed to you.

This year’s stockholder question and answer session will include questions submitted in advance of the annual meeting. You may submit a question in advance of the meeting as a part of the registration process. Questions pertinent to meeting matters and that are submitted in accordance with our Rules of Conduct for the annual meeting will be answered during the meeting, subject to applicable time constraints. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once. In order to promote fairness, efficient use of time and in order to ensure all stockholders are responded to, we will respond to up to two questions from a single stockholder.

What am I voting on?

There are four proposals scheduled for a vote:

Proposal 1: To elect two directors for a three-year term to expire at the 2025 annual meeting of stockholders;

•	Malcolm R. Hill, Pharm.D.
•	Vickie W. Reed

Proposal 2: Ratification of the appointment of BDO USA, LLP as our independent registered public accountants for the year ending December 31, 2022.

Proposal 3: To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or SEC.

           Proposal 4: To grant the board authority to effect a reverse stock split of our outstanding common stock by amending our Amended and Restated Certificate of Incorporation within one year and within a range of not less than one-for-five and not more than one-for-twenty, if the board deems it within the company’s best interests.

How many votes do I have?

Each share of our common stock that you own as of February 28, 2022 entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of BDO USA, LLP as our independent registered public accountants, you may vote “For” or “Against” or abstain from voting. With respect to the advisory vote on the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting. With respect to the vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

•

By Mail: You may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

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Via the Internet: You may vote at www.proxypush.com/EVOK, 24 hours a day, seven days a week. Have your proxy card available when you enter the website and use the Company Number and Account Number shown on your proxy card.

•

By Telephone: You may vote using a touch-tone telephone by calling 1-855-686-4811, 24 hours a day, seven days a week. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

For those stockholders with Internet access, we encourage you to vote by proxy via the Internet, since it is quick, convenient and provides a cost savings to us. When you vote by proxy via the Internet or by telephone prior to the annual meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted.

•

During the Annual Meeting: You may still attend the meeting and vote during the meeting even if you have already voted by proxy. In order to attend and vote at the meeting virtually via the Internet, stockholders must register in advance at www.proxydocs.com/EVOK prior to the deadline of 2:00 p.m. Pacific Time on April 25, 2022. When registering, you will be required to enter the control number found inside the shaded grey box on your proxy card, voting instruction form or Notice of Electronic Availability. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting. Approximately one hour prior to the start of the annual meeting, you will receive further instructions via email, including a unique link, that will allow you access to the meeting. Please be sure to follow the instructions that will be delivered to you via email after completing the registration. If you encounter any difficulties accessing the virtual meeting the check-in or meeting time, please call the technical support number provided.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-

addressed, postage-paid envelope provided. To vote at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Matthew J. D’Onofrio, in writing before the annual meeting that you have revoked your proxy,

•	you may notify our corporate secretary, Matthew J. D’Onofrio, in writing before the annual meeting and vote via the internet during the meeting, or

•	you may submit an electronic proxy during the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, by virtual attendance or by proxy, of holders representing a majority of our outstanding common stock as of February 28, 2022, or 16,458,951 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The two nominees who receive the most “For” votes (among votes properly cast at the annual meeting or by proxy) will be elected. Only votes “For” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of BDO USA, LLP must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Proposal 3:  Approval of the Compensation of the Named Executive Officers. The approval, on an advisory basis, of the compensation of the named executive officers must receive “For” votes from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.

Proposal 4:  To grant the board authority to effect a reverse stock split within one year. The approval of the proposal must receive “For” votes from the holders of a majority of the outstanding shares of common stock.

Voting results will be tabulated and certified by Mediant Communications LLC.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present at the meeting or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of BDO USA, LLP as our independent registered public accounting firm, and whether our stockholders have approved the compensation of the named executive officers and the amendment of our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors and the advisory vote to approve the compensation of the named executive officers, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of BDO USA, LLP and the approval of the amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split are considered routine matters on which a broker or other nominee has discretionary authority to vote, so no broker non-votes are expected on these proposals. However, if there are any broker non-votes for the ratification of appointment of BDO USA, LLP, such broker non-votes will have no effect on the result of the vote. Any broker non-votes on the proposal to approve the amendment of our Amended and Restated Certificate of Incorporation will have the same effect as a negative vote.

How are proxies being solicited?

In addition to mailing proxy solicitation materials, our directors, employees or our advisor may also solicit proxies at the annual meeting via live webcast, via the Internet, by telephone or by other electronic means of communication we deem appropriate.

Additionally, we have retained Mediant Communications, Inc. (“Mediant”), a proxy solicitation firm, to assist us in the proxy solicitation process.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will not pay our directors, officers or other employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for soliciting proxies will be approximately $25,000, plus Mediant’s out-of-pocket expenses.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2021 that we filed with the SEC, we will send you one without charge. Please write to:

Evoke Pharma, Inc.

420 Stevens Avenue, Suite 370

Solana Beach, CA 92075

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the investor relations section of our website at www.evokepharma.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. The current term of the company’s Class III directors, Malcolm R. Hill, Pharm.D. and Vickie W. Reed., will expire at the 2022 annual meeting.

The nominees for Class III director for election at the 2021 annual meeting are Malcolm R. Hill, Pharm.D. and Vickie W. Reed.  If Dr. Hill and Ms. Reed are elected at the 2022 annual meeting, such individuals will be elected to serve for a term of three years that will expire at our 2025 annual meeting of stockholders and until such individual’s successor is elected and qualified.

If no contrary indication is made, proxies in the accompanying form will be voted for the nominees, or in the event that any nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Dr. Hill and Ms. Reed are currently members of our board of directors.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described below under “Director Nominations Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2025 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Evoke Pharma, Inc.
Malcolm R. Hill, Pharm.D.	65	Director
Vickie W. Reed	60	Director

Malcolm R. Hill, Pharm.D. has served as a member of our board of directors since June 2007. Dr. Hill has more than 30 years of academic and pharmaceutical industry experience in new product assessment and clinical trial design and execution, with a special emphasis in gastroenterology, respiratory medicine, and drug delivery systems. Since September 2020, Dr. Hill has served as Chief Development Officer at Mopac Biologics, a company specializing in development of computationally derived proteins for the treatment of inflammatory conditions of the gastrointestinal system. From June 2016 to March 2020, Dr. Hill served as the Chief Development Officer at PvP Biologics, a biotechnology company which was acquired by Takeda. Prior to joining PvP Biologics, Dr. Hill was Chief Scientific Officer at Meritage Pharma from 2008 through February 2015 focusing on novel treatments for eosinophilic esophagitis, when it was acquired by Shire. Prior to joining Meritage, Dr. Hill was Senior Vice President of Research and Development at Verus Pharmaceuticals, Inc. where he was responsible for various development-stage programs. Dr. Hill was a member of the senior management team at Dura Pharmaceuticals, Inc., where he served as a vice president and corporate officer. Dr. Hill was a Partner at ProPharmaCon, LLC, a product development and regulatory consulting company for clients with pharmaceutical products in every stage of the development cycle. Dr. Hill’s academic career includes his position at the National Jewish Medical and Research Center, and he has also served as an assistant professor in the Schools of Medicine and Pharmacy at the University of Colorado. Dr. Hill has published more than 80 articles on the topics of clinical pharmacology and pharmacokinetics and the treatment of pediatric asthma and related conditions. Dr. Hill earned his Pharm.D. from the University of Southern California and completed a post-doctoral program at the Veterans Administration Medical Center, San Diego, as well as a research fellowship in the Schools of Medicine and Pharmacy at the University of Florida Health Sciences Center. Dr. Hill’s experience as a founder of a private pharmaceutical firms, strong background in clinical and product development and substantial knowledge of the pharmaceutical industry contributed to our board of directors’ conclusion that he should serve as a director of our company.

Vickie W. Reed was appointed to serve as a member of our board of directors in May 2021. Ms. Reed is a healthcare executive with over 25 years of experience in operating and governance roles. Ms. Reed serves as Senior Vice President, Finance and Chief Accounting Officer at Mirati Therapeutics. Previously, she served as Senior Director, Finance and Controller at Zogenix, Inc., a public biotechnology company in San Diego and Emeryville, California, and held corporate accounting positions at Amylin Pharmaceuticals, Inc., a public biotechnology company acquired by Bristol Myers Squibb in 2012. Prior to joining Amylin, Ms. Reed held financial leadership roles at several biotechnology and telecommunications companies. Ms. Reed began her career with Price Waterhouse, now PricewaterhouseCoopers, in Denver, Colorado. She is a Certified Public Accountant (inactive) in the State of Colorado and received a B.S. in Accounting from University of Colorado, Denver. Ms. Reed’s experience as the chief accounting officer of a publicly-traded biotech company brings to our board of directors and the committees of our board of directors valuable financial skills and expertise, which qualify her to serve as an “audit committee financial expert” on the audit committee, and significant executive management experience and leadership skills, as well as a strong understanding of corporate governance principles, all of which contributed to our board of directors’ conclusion that she should serve as a director of our company.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2023 Annual Meeting of the Stockholders (Class I)

Name	Age	Present Position with Evoke Pharma, Inc.
Kenneth J. Widder, M.D.	69	Director
David A. Gonyer, R.Ph.	58	President, Chief Executive Officer and Director

Kenneth J. Widder, M.D. has served as a member of our board of directors since June 2007. Dr. Widder has 39 years of experience working with biomedical companies. Dr. Widder was a General Partner with Latterell Venture Partners and serves on the boards of Quidel Corporation, OrphoMed Inc., Sydnexis, Inc., and the Vision of Children Foundation. Dr. Widder has founded seven companies and was Chairman and Chief Executive Officer of five of these companies. His last company, Sytera Inc., merged with Sirion Therapeutics, an ophthalmology specialty pharmaceutical company. Prior to Sytera, Dr. Widder co-founded and was the initial Chief Executive Officer of NovaCardia, Inc., a company acquired by Merck & Co., Inc. Prior to NovaCardia, Dr. Widder founded and was Chairman and Chief Executive Officer of Santarus, Inc., which was acquired by Salix Pharmaceuticals in 2013. Additionally, Dr. Widder was Chairman and Chief Executive Officer of Converge Medical, Inc., a medical device company developing a suture-less anastomosis system for vein grafts in coronary bypass surgery. Dr. Widder started his career as a founder, Chairman and Chief Executive Officer of Molecular Biosystems, where he was responsible for the development and approval of AlbunexR and OptisonR, the first two ultrasound contrast agents to be approved in the United States. Dr. Widder is an inventor on over 50 patents and patent applications and has authored or co-authored over 25 publications. Dr. Widder holds an M.D. from Northwestern University and trained in pathology at Duke University. Dr. Widder’s extensive knowledge of our business and history, experience as a board member of multiple publicly-traded and privately-held companies and expertise in developing and financing contributed to our board of directors’ conclusion that he should serve as a director of our company.

David A. Gonyer, R.Ph., is one of our co-founders and has served as our President and Chief Executive Officer and as a member of our board of directors since March 2007. From 2004 to 2007, Mr. Gonyer served as Vice President, Strategic and Product Development of Medgenex, Inc., a subsidiary of Victory Pharma, Inc., a biopharmaceutical company focused on acquiring, developing and marketing products to treat pain and related conditions. From 2000 to 2004, Mr. Gonyer was a founder and Vice President of Sales and Marketing at Xcel Pharmaceuticals, Inc., a specialty pharmaceutical company focused on neurological disorders. From 1996 to 2000, Mr. Gonyer served as Director of Marketing at Elan/Dura Pharmaceuticals, Inc. From 1987 to 1996, Mr. Gonyer held a broad range of management positions in commercial operations, alliance/partnership management, and regional sales at Eli Lilly & Company. Mr. Gonyer served as a member of the board of directors of Signal Genetics, Inc., a publicly-traded, commercial stage, molecular diagnostic company focused on providing innovative diagnostic services prior to its merger with miRagen Therapeutics in 2017 and Neurelis, Inc., a privately held neurological specialty pharmaceutical company. Mr. Gonyer is a Registered Pharmacist and holds a B.Sc. in Pharmacy from Ferris State University School of Pharmacy. As one of our co-founders and having served as our Chief Executive Officer since March 2007, Mr. Gonyer’s extensive knowledge of our business, as well as 35 years of experience in the pharmaceutical industry, including executive leadership in several pharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company

Term Expiring at the

2024 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Evoke Pharma, Inc.
Cam L. Garner	73	Chairman of the Board of Directors
Todd C. Brady, M.D., Ph.D.	50	Director

Cam L. Garner is one of our co-founders and has served as Chairman of our board of directors since June 2007. Mr. Garner has co-founded specialty pharmaceutical companies Zogenix, Inc., Cadence Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc., Elevation Pharmaceuticals, Inc., DJ Pharma, Verus Pharmaceuticals, Inc., Xcel Pharmaceuticals, Inc., Meritage Pharma, Inc., Oncternal Therapeutics, Inc., Kalyra Pharmaceuticals, Inc., OrPro Therapeutics, Inc., Alastin Skincare, Inc. and Zavante Therapeutics, Inc. He currently serves as Chairman of Zogenix and OrPro. Mr. Garner served as Chairman of Xcel Pharmaceuticals until it was acquired in March 2005 by Valeant Pharmaceuticals International, DJ Pharma until it was sold to Biovail in 2000, Elevation Pharmaceuticals until it was acquired by Sunovion Pharmaceuticals Inc. in September 2012, Cadence Pharmaceuticals until it was acquired by Mallinckrodt plc in March 2014, Meritage Pharma until it was acquired by Shire plc in February 2015, Zavante Inc. until it was acquired by Nabriva in July 2018 and Alastin until it was acquired by Galderma in November 2021. He also served as a director of Aegis Therapeutics until it was acquired by Neurelis, Inc. in December 2018. Mr.

Garner was Chief Executive Officer of Dura Pharmaceuticals, Inc. from 1989 to 1995 and its Chairman and Chief Executive Officer from 1995 until it was sold to Elan in November 2000. Mr. Garner earned his B.A. in Biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College. As one of our co-founders and having served as our Chairman since June 2007, Mr. Garner’s extensive knowledge of our business and history, experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies contributed to our board of directors’ conclusion that he should serve as a director of our company.

Todd C. Brady, M.D., Ph.D., has served as a member of our board of directors since June 2007. Dr. Brady currently serves as Chief Executive Officer, President, and Director of Aldeyra Therapeutics, Inc., a publicly-traded biotechnology company. Dr. Brady was appointed President and Chief Executive Officer of Aldeyra Therapeutics in 2012, having been a member of the board of directors since 2005. Prior to Aldeyra, Dr. Brady served as Entrepreneur in Residence at Domain Associates, LLC, a leading healthcare venture capital firm, where he was a Principal from 2004 to 2013. Dr. Brady also serves on the board of directors of F-star Therapeutics, Inc., a publicly-traded biotechnology company. Dr. Brady holds an M.D. from Duke University Medical School, a Ph.D. from Duke University Graduate School, and an A.B. from Dartmouth College. Dr. Brady’s extensive knowledge of our business and history, experience as a board member of multiple companies, and expertise in strategic development contributed to our board of directors’ conclusion that he should serve as a director of our company.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Stock Market LLC, or Nasdaq, listing standards, except for David A. Gonyer, R.Ph., our President and Chief Executive Officer.

Board Leadership Structure

Our board of directors is currently led by its chairman, Cam L. Garner. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.

The Board’s Role in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Board of Directors Meetings

During 2021, our board of directors met six times. In that year, each director attended at least 87% of the total number of meetings held during such director’s term of service by the board of directors and each committee of the board of directors on which such director served.

Committees of the Board of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Corporate Governance section of our website at www.evokepharma.com.

Audit Committee

The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. This committee’s responsibilities include, among other things:

•	selecting and engaging our independent registered public accounting firm;
•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;
•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;
•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;
•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;
•	preparing the report that the SEC requires in our annual proxy statement;
•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and
•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

The members of our audit committee are Ms. Reed, Dr. Brady and Dr. Widder. Ms. Reed serves as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Capital Market. Our board of directors has determined that Ms. Reed is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Our board of directors has determined each of Ms. Reed, Dr. Brady and Dr. Widder is independent under the applicable rules of the SEC and the Nasdaq Capital Market. The audit committee met four times during 2021. The audit committee is governed by a written charter that satisfies the applicable standards of the SEC and the Nasdaq Capital Market.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and recommends corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and recommends to our board of directors the compensation of these officers based on such evaluations. The compensation committee also recommends to our board of directors the issuance of stock options and other awards under our equity plan. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The members of our compensation committee are Mr. Garner, Dr. Brady and Dr. Hill. Mr. Garner serves as the chairman of the committee. Our Board has determined that each of Mr. Garner, Dr. Brady and Dr. Hill is independent under the applicable rules and regulations of the Nasdaq Capital Market, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee met two times during 2021. The compensation committee is governed by a written charter, which the compensation committee reviews and evaluates at least annually.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies, reporting and making recommendations to our board of directors concerning governance matters and periodically reviewing and evaluating the performance of the Board.

The members of our nominating and corporate governance committee are Drs. Hill and Widder. Dr. Hill serves as the chairman of the committee. Our board has determined that Drs. Hill and Widder are independent under the applicable rules and regulations of the Nasdaq Capital Market relating to nominating and corporate governance committee independence. The nominating and corporate governance committee met one time during 2021.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting policies.

We have reviewed and discussed with BDO USA, LLP our audited financial statements. We discussed with BDO USA, LLP the overall scope and plans of their audits. We met with BDO USA, LLP, with and without management present, to discuss results of its examinations, and the overall quality of the company’s financial reporting.

We have reviewed and discussed with BDO USA, LLP matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard 1301 “Communications with Audit Committees.” We have received from BDO USA, LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the audit committee concerning independence. We have discussed with BDO USA, LLP matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with BDO USA, LLP’s independence. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided and representations made by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2021. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of BDO USA, LLP as the company’s independent registered public accounting firm for 2022.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Vickie W. Reed (Chairperson)

Todd C. Brady, M.D., Ph.D.

Kenneth J. Widder, M.D.

Compensation Committee Interlocks and Insider Participation

Mr. Garner, Dr. Brady and Dr. Hill served on our compensation committee during 2021. Ann Rhoads also served on our compensation committee during 2021 until her resignation from the board of directors in May 2021. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating and corporate governance committee will consider, among other things, the following factors:

•	personal and professional integrity, ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;
•	development or commercialization experience in large pharmaceutical companies;
•	experience as a board member or executive officer of another publicly-held company;
•	strong finance experience;
•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience;
•	conflicts of interest; and
•	practical and mature business judgment.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating and corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating and corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating and corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating and corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee may identify the desired skills and experience of a new nominee in light of the criteria above, in which case, the nominating and corporate governance committee would generally poll our board of directors and members of management for their recommendations. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors. To date, the nominating and corporate governance committee has not utilized third-party search firms to identify director candidates. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2023 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All of the board members attended the 2021 annual meeting of stockholders.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary at Evoke Pharma, Inc., 420 Stevens Avenue, Suite 370, Solana Beach, California 92075. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter are available, free of charge, on our website at www.evokepharma.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Evoke Pharma, Inc., Attention: Corporate Secretary, 420 Stevens Avenue, Suite 370, Solana Beach, California 92075.

Director Compensation

The following table sets forth information for the year ended December 31, 2021 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our board of directors during 2021. Employees of our company who also serve as a director do not receive additional compensation for their performance of services as a director.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		All Other Compensation ($)	Total ($)
Cam Garner	70,000	83,470	(2)	—	153,470
Todd C. Brady, M.D., Ph.D.	51,250	71,414	(3)	—	122,664
Malcolm R. Hill, Pharm.D.	50,087	66,776	(4)	—	116,863
Vickie W. Reed	34,904	64,771	(5)	—	99,675
Ann D. Rhoads	21,010	76,360	(6)	—	97,370
Kenneth J. Widder, M.D.	50,500	69,250	(7)	—	119,750

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2021 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. Assumptions used in the calculation of these amounts are included in Note 5 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 3, 2022. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)

Represents options to purchase 67,500 shares of our common stock granted to Mr. Garner for service as a member of our board of directors. The shares subject to this award vest on the first anniversary of the grant date, provided Mr. Garner continues to provide services to us through such date.

(3)

Represents options to purchase 57,750 shares of our common stock granted to Dr. Brady for service as a member of our board of directors. The shares subject to this award vest on the first anniversary of the grant date, provided Dr. Brady continues to provide services to us through such date.

(4)

Represents options to purchase 54,000 shares of our common stock granted to Dr. Hill for service as a member of our board of directors. The shares subject to this award vest on the first anniversary of the grant date, provided Dr. Hill continues to provide services to us through such date.

(5)

Represents options to purchase 70,000 shares of our common stock granted to Ms. Reed for service as a member of our board of directors. The shares subject to this award vest in three equal annual installments on each of May 13, 2022, 2023 and 2024, provided Ms. Reed continues to provide services to us through such date.

(6)

Represents options to purchase 61,750 shares of our common stock granted to Ms. Rhoads for service as a member of our board of directors. The shares subject to this award were cancelled three months after Ms. Rhoads terminated her services to us on May 13, 2021.

(7)

Represents options to purchase 56,000 shares of our common stock granted to Dr. Widder for service as a member of our board of directors. The shares subject to this award vest on the first anniversary of the grant date, provided Dr. Widder continues to provide services to us through such date.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2021 by each non-employee director who was serving as of December 31, 2021.

Director	Options Exercisable at December 31, 2021	Options Unexercisable at December 31, 2021
Cam Garner	236,500	67,500
Todd C. Brady, M.D., Ph.D.	214,750	57,750
Malcolm R. Hill, Pharm.D.	202,000	54,000
Vickie W. Reed	—	70,000
Ann D. Rhoads	—	—
Kenneth J. Widder, M.D.	213,000	56,000

For the year ended December 31, 2021, each non-employee director received $45,000 for his or her service. Additionally, the chair of our board of directors received an annual cash retainer of $20,000, the chair of the audit committee received an additional annual cash retainer of $10,000, the chair of the compensation committee received an additional annual cash retainer of $5,000, and the chair of the nominating and corporate governance committee received an additional annual cash retainer of $3,500. Audit committee members received an additional cash retainer of $3,750, compensation committee members received an additional annual cash retainer of $2,500 and nominating and corporate governance committee members received an additional annual cash retainer of $1,750.

Each non-employee director who is newly elected or appointed to the board of directors will receive an initial grant of options to purchase 70,000 shares of our common stock, vesting in three equal annual installments on each of the first three anniversaries of the date of grant, upon such election or appointment to the board of directors. In addition, non-employee directors receive annual grants of options on the date of each annual meeting of stockholders as follows:  each non-employee director, options to purchase 50,000 shares; chair of our board of directors, an additional grant of options to purchase 10,000 shares; chair of the audit committee, an additional grant of options to purchase 8,000 shares; chair of the compensation committee, an additional 7,500 shares; and chair of the nominating and corporate governance committee, an additional grant of options to purchase 4,000 shares. Audit committee members received an additional grant of options to purchase 4,000 shares; members of the compensation committee received an additional grant of 3,750 shares; and the members of the nominating and corporate governance committee received an additional grant of options to purchase 2,000. All of the annual grants will vest on the first anniversary of the date of grant.

Effective February 2022, our board of directors amended the compensation program for our non-employee directors. Under the amended program, the chair of the audit committee will receive an additional annual cash retainer of $15,000, the chair of the compensation committee will receive an additional annual cash retainer of $8,000, and the chair of the nominating and corporate governance committee will receive an additional annual cash retainer of $5,500. Audit committee members will receive an additional cash retainer of $5,750, compensation committee members will receive an additional annual cash retainer of $4,000 and nominating and corporate governance committee members will receive an additional annual cash retainer of $2,750. The annual grants of options on the date of each annual meeting of stockholders remain unchanged from 2021.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the two nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF CAM L. GARNER AND TODD C. BRADY, M.D., PH.D. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected BDO USA, LLP as the company’s independent registered public accountants for the year ending December 31, 2022 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. BDO USA, LLP has audited the company’s financial statements for the years ended December 31, 2013 through December 31, 2021. Representatives of BDO USA, LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO USA, LLP as the company’s independent registered public accountants is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain the firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

The following table represents aggregate fees billed to us for services related to the years ended December 31, 2021 and 2020, by BDO USA, LLP as our independent registered public accounting firm:

	Fiscal Years Ended December 31,
	2021	2020
Audit Fees(1)	$240,736	$202,861
Audit Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—
	$240,736	$202,861

(1)

Audit Fees consist of fees billed for professional services performed by BDO USA, LLP for the audit of our annual financial statements, the quarterly review of our financial statements and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit Related Fees consist of fees billed by BDO USA, LLP for assurance and related services that are reasonably related to the performance of the audit of our financial statements. There were no such fees incurred during 2021 or 2020.

(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by BDO USA, LLP. There were no such fees incurred during 2021 or 2020.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of BDO USA, LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2021 and 2020. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of BDO USA, LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

PROPOSAL 3
APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. We urge stockholders to read the Executive Compensation and Other Information section of this proxy statement, which describes in detail our executive compensation.

Consistent with the preference of our stockholders as reflected in our prior non-binding advisory vote on the frequency of future say-on-pay votes, we will hold a say-on-pay advisory vote each year unless otherwise disclosed.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Evoke Pharma, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Evoke Pharma, Inc.’s Proxy Statement for the 2021 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Executive Compensation and Other Information, the 2021 Summary Compensation Table and the other related tables and disclosure.”

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to approve the advisory vote regarding the compensation of the named executive officers. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4
TO GRANT THE BOARD AUTHORITY TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING COMMON STOCK BY AMENDING OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION WITHIN ONE YEAR AND WITHIN A RANGE OF NOT LESS THAN ONE-FOR-FIVE AND NOT MORE THAN ONE-FOR-TWENTY, IF THE BOARD DEEMS IT WITHIN THE COMPANY’S BEST INTERESTS.

Introduction

Our board of directors is recommending that the stockholders approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock at an exchange ratio of not less than one-for-five and not more than one-for-twenty with the exact ratio to be set within this range by our Board of Directors in its sole discretion. If our board of directors decides to implement the split, it will become effective upon the filing of the amendment to the company’s certificate of incorporation with the Secretary of State of the State of Delaware. If the reverse split is implemented, the number of issued and outstanding shares of common stock would be reduced in accordance with the exchange ratio selected by the board or committee. The total number of authorized shares of our common stock would remain unchanged at 50,000,000 shares, resulting in an effective increase in the authorized number of shares of our common stock.

The form of the proposed amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Appendix A. Notwithstanding approval of the proposed amendment by our stockholders, our Board may, at its sole option, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect any reverse stock split, as permitted under Section 242(c) of the General Corporation Law of the State of Delaware. If our Board does not implement a reverse stock split on or prior to the date of our 2023 annual meeting of stockholders, stockholder approval would again be required prior to implementing any reverse stock split.

Background of the Reverse Split

The Nasdaq Listing Qualifications Department notified us on December 29, 2021 that the bid price of our common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with Listing Rule 5550(a)(2) (“Bid Price Rule”). Therefore, in accordance with Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until June 27, 2022, to regain compliance. The letter states that the Nasdaq staff will provide written notification that we have achieved compliance with the Bid Price Rule if at any time before June 27, 2022, the bid price of our common stock closes at $1.00 per share or more for a minimum of ten (10) consecutive business days.

If we fail to regain compliance with the Bid Price Rule on or before June 27, 2022, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and would need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, the Nasdaq staff would notify us that our securities would be subject to delisting. In the event of such a notification, we may appeal the Nasdaq staff’s determination to delist our securities, but there can be no assurance the Nasdaq staff would grant our request for continued listing.

Reasons for the Reverse Stock Split

Our primary objective in asking for the authority to effect the reverse stock split is to raise the per share trading price of our common stock. The board believes that having the ability to implement the reverse stock split would better enable us to maintain the listing of our common stock on the Nasdaq Capital Market. Also, if the reverse stock split is implemented, we believe it would facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities and better enable us to raise funds to finance operations.

Although the board presently intends to effect the reverse stock split only if necessary to regain compliance with the Nasdaq Capital Market’s minimum bid price requirement, under Section 242(c) of the Delaware General Corporation Law, our board has reserved the right, notwithstanding our stockholders’ approval of the proposed amendment to our Amended and Restated Certificate of Incorporation at the Annual Meeting, to abandon the proposed amendment at any time (without further action by our stockholders) before the amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

Our board may consider a variety of factors in determining whether or not to proceed with the proposed amendment of the certificate of incorporation, including overall trends in the stock market, recent changes and anticipated trends in the per-share market price of our common stock, business developments and our actual and projected financial performance. If the closing bid price of our common stock on the Nasdaq Capital Market reaches a minimum of $1.00 per share and remains at or above that level for a minimum of ten consecutive trading days, as discussed more fully below, our board of directors may decide to abandon the filing of the proposed amendment to the Amended and Restated Certificate of Incorporation.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split.

Risk Factors Associated with the Reverse Stock Split

We cannot assure you that the reverse stock split, if implemented, will have the desired effect of raising the price of our common stock over the long term. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per post-split share of our common stock would either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, as required by Nasdaq;
•

the trading price per share of our common stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of our common stock outstanding before the reverse stock split;

•	the reverse stock split would result in a per share price that would increase the level of investment by institutional investors or increase analyst and broker interest in our company; or
•	the reverse stock split will result in decreased transaction costs for our stockholders.

    In addition, there can be no assurance that our common stock will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-split share of our common stock remains in excess of $1.00.

    The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

After the effective date of the reverse stock split, each stockholder would own a reduced number of shares of common stock. However, the reverse stock split would affect all stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company (except to the extent that the reverse stock split would result in some of our stockholders owning a fractional share as described below). Proportionate voting rights and other rights and preferences of the holders of common stock would not be affected by the reverse stock split (except to the extent that the reverse stock split would result in some of our stockholders owning a fractional share as described below). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record also would not be affected by the reverse stock split (except to the extent that the reverse stock split would result in some of our stockholders owning only a fractional share as described below).

At the close of business on February 28, 2022, we had 32,917,901 shares of common stock issued and outstanding. The following table contains approximate information, based on share information as of December 31, 2021, relating to our outstanding common stock based on the proposed reverse stock split ratios (without giving effect to the treatment of fractional shares):

				Reserved for	Reserved for
			Reserved for	Future	Future	Reserved for
			Future	Issuance	Issuance	Future
			Issuance	Pursuant to	Pursuant to	Issuance
			Pursuant to	the 2013	the 2013	Pursuant to
		Issued and	Outstanding	Equity Incentive	Employee Stock	Outstanding
	Authorized	Outstanding	Stock Options	Award Plan	Purchase Plan	Warrants

Pre-Reverse Stock Split	50,000,000	32,656,480	5,013,459	1,463,685	344,574	1,679,673
Post-Reverse Stock Split 1:5	50,000,000	6,531,296	1,002,691	292,737	68,914	335,934
Post-Reverse Stock Split 1:6	50,000,000	5,442,746	835,576	243,947	57,429	279,945
Post-Reverse Stock Split 1:7	50,000,000	4,665,211	716,208	209,097	49,224	239,953
Post-Reverse Stock Split 1:8	50,000,000	4,082,060	626,682	182,960	43,071	209,959
Post-Reverse Stock Split 1:9	50,000,000	3,628,497	557,051	162,631	38,286	186,630
Post-Reverse Stock Split 1:10	50,000,000	3,265,648	501,345	146,368	34,457	167,967
Post-Reverse Stock Split 1:11	50,000,000	2,968,770	455,769	133,062	31,324	152,697
Post-Reverse Stock Split 1:12	50,000,000	2,721,373	417,788	121,973	28,714	139,972
Post-Reverse Stock Split 1:13	50,000,000	2,512,036	385,650	112,591	26,505	129,205
Post-Reverse Stock Split 1:14	50,000,000	2,332,605	358,104	104,548	24,612	119,976
Post-Reverse Stock Split 1:15	50,000,000	2,177,098	334,230	97,579	22,971	111,978
Post-Reverse Stock Split 1:16	50,000,000	2,041,030	313,341	91,480	21,535	104,979
Post-Reverse Stock Split 1:17	50,000,000	1,920,969	294,909	86,099	20,269	98,804
Post-Reverse Stock Split 1:18	50,000,000	1,814,248	278,525	81,315	19,143	93,315
Post-Reverse Stock Split 1:19	50,000,000	1,718,762	263,866	77,036	18,135	88,403
Post-Reverse Stock Split 1:20	50,000,000	1,632,824	250,672	73,184	17,228	83,983

After the effective date of any reverse stock split that our board of directors elects to implement, our common stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify our common stock.

Because the total number of shares of authorized common stock is not being reduced in an amount proportionate to the reverse stock split, the ability of the board of directors to issue authorized and unissued shares without further stockholder action will be significantly increased. We expect we will need to issue additional shares to raise additional capital to fund our operations, including pursuant to our existing sales agreement, dated December 22, 2021, with B. Riley FBR, Inc. and H.C. Wainwright & Co., LLC, as sales agent.  We believe, based on our current operating plan, that our cash and cash equivalents as of December 31, 2021 of approximately $9.1 million, as well as cash flows from net sales of Gimoti, will be sufficient to fund our operations into the first quarter of 2023.  Other than potential capital raising, we currently have no plans, arrangements or understandings, written or oral, to issue these additional authorized shares.

The reverse stock split would also reduce the number of shares of common stock available for issuance under our 2013 Equity Incentive Award Plan, which is the only equity incentive compensation plan currently active from which we may make new stock awards, and our 2013 Employee Stock Purchase Plan. With respect to outstanding stock options to purchase shares of our common stock, the reverse stock split would effect a reduction in the number of shares subject to such outstanding stock options proportional to the exchange ratio of the reverse stock split (rounded down to the nearest whole share) and would effect a proportionate increase in the exercise price of such outstanding stock options (rounded up to the nearest whole cent). Unless required by the terms of the equity incentive compensation plan pursuant to which a stock equity award was issued, no cash payment would be made to holders of equity awards in respect of such rounding. Under the terms of our outstanding warrants, the reverse stock split would also result in a proportionate increase in the exercise price of the warrants, as well as a proportionate decrease in the number of shares issuable to the holders thereof upon exercise of the warrants.

If the proposed reverse stock split is implemented, it would increase the number of our stockholders who own “odd lots” of less than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split would not affect the registration of our common stock under the Exchange Act. If the reverse stock split is implemented, our common stock would continue to be reported on the Nasdaq Capital Market under the symbol “EVOK” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of approximately 20 trading days to indicate that the reverse stock split has occurred).

The proposed amendment to our Amended and Restated Certificate of Incorporation would not reduce the total number of shares of common stock that we are authorized to issue which will remain 50,000,000 shares. Because the total number of shares of authorized common stock is not being reduced in an amount proportionate to the reverse stock split, the ability of the board of director to issue authorized and unissued shares without further stockholder action will be significantly increased. We expect we will need to issue additional shares to raise additional capital to fund our operations, including pursuant to our existing sales agreement, dated December 22, 2021, with B. Riley FBR, Inc. and H.C. Wainwright & Co., LLC, as sales agent.  We believe, based on our current operating plan, that our cash and cash equivalents as of December 31, 2021 of approximately $9.1 million, as well as cash flows from net sales of Gimoti, will be sufficient to fund our operations into the first quarter of 2023.  Other than potential capital raising, we currently have no plans, arrangements or understandings, written or oral, to issue these additional authorized shares.

The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock. The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Amended and Restated Certificate of Incorporation or bylaws. However, our Amended and Restated Certificate of Incorporation authorizes us to issue 5,000,000 shares of preferred stock and the reverse stock split would have no effect on the number of shares of preferred stock that we are authorized to issue.

Effective Date

Our board of directors, in its discretion, may elect to effect the reverse stock split upon receipt of stockholder approval, or not if our board of director determines in its discretion not to proceed with the reverse stock split. The reverse stock split and the change in the number of our authorized shares of common stock would become effective on the date of filing of a certificate of amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. On the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the exchange ratio contained in the certificate of amendment. If our Board does not implement the reverse stock split by the date of our 2023 annual meeting of stockholders, stockholder approval would be required again prior to the implementation of any reverse stock split.

Treatment of Fractional Shares

No scrip or fractional shares would be issued if, as a result of the reverse stock split, a stockholder would otherwise become entitled to a fractional share. Instead, we would pay to the stockholder, in cash, the value of any fractional share arising from the reverse stock split. The cash payment would equal the closing sale price per share of our common stock as reported on the Nasdaq Capital Market on the last trading day preceding the effective date of the reverse stock split multiplied by the number of shares of pre-split common stock held by the stockholder that would otherwise have been exchanged for such fractional share. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for their fractional shares.

If you do not hold sufficient shares of pre-split common stock to receive at least one post-split share of common stock and you want to hold our common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

purchase a sufficient number of shares of our common stock so that you would hold at least that number of shares of common stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one share of common stock on a post-split basis; or

if applicable, consolidate your accounts so that you hold at least that number of shares of our common stock in one account prior to the reverse stock split that would entitle you to at least one share of our common stock on a post-split basis. Common stock held in registered form (that is, shares held by you in your own name on our company’s share register maintained by our transfer agent) and common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

After the reverse stock split, then-current stockholders would have no further interest in our company with respect to their fractional shares. A person otherwise entitled to a fractional share would not have any voting, dividend or other rights in respect of his or her fractional share except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the range of exchange ratios described above. Reducing the number of post-split stockholders, however, is not the purpose of this proposal.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective date may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Non-Registered Stockholders

Non-registered stockholders holding our common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Book-Entry Shares and Payment for Fractional Shares

The combination of and reduction in the number of our outstanding shares of common stock as a result of the reverse stock split would occur automatically on the effective date without any action on the part of our stockholders. Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of common stock. They are, however, provided with a statement reflecting the number of shares of common stock registered in their accounts.

Stockholders who hold registered shares of our common stock in book-entry form do not need to take any action to receive post-reverse stock split shares of our common stock in registered book-entry form or the cash payment in lieu of any fractional interest, if applicable. These stockholders will have their pre-reverse stock split shares exchanged automatically and a Credit Advice will be mailed to them upon exchange indicating the number of post-reverse stock split shares owned by such stockholders. A check will also be mailed to such stockholders’ registered address as soon as practicable after the effective date of the reverse stock split. By signing and cashing this check, such stockholders will warrant that they owned the shares of our common stock for which they received the cash payment.

Exchange of Stock Certificates and Payment for Fractional Shares

The combination of and reduction in the number of our outstanding shares of common stock as a result of the reverse stock split would occur automatically on the effective date without any action on the part of our stockholders and without regard to the date that stock certificates representing pre-split shares of common stock are physically surrendered for new stock certificates representing post-split shares of common stock.

As soon as practicable after the effective date, transmittal forms will be mailed to each holder of record of certificates for shares of our common stock to be used in forwarding such certificates for surrender in exchange for any cash payment due for fractional shares and, if so elected by the holder, certificates representing the number of shares of our post-split common stock such stockholder is entitled to receive as a result of the reverse stock split. Our transfer agent will act as exchange agent for purposes of implementing the payment in lieu of fractional shares and exchange of stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of our common stock prior to the reverse stock split in accordance with the applicable instructions. Each stockholder who surrenders certificates will receive any cash payment due for fractional shares and, upon payment of the applicable fee, new certificates representing the whole number of shares of our common stock that he or she holds as a result of the reverse stock split. No new certificates and no payments in lieu of fractional shares will be issued to a stockholder until the stockholder has surrendered its outstanding stock certificate(s) together with the properly completed and executed transmittal form to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.0001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the amount on our balance sheet attributable to our common stock would be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account would be credited with the amount by which the common stock is reduced. The per share common stock net loss would be increased because there would be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ rights with respect to the proposed amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split, and we will not independently provide our stockholders with any such right.

No Going Private Transaction

Notwithstanding the change in the number of outstanding shares following the reverse stock split, the board of directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in Proposal No. 4 as a result of their ownership of shares of our common stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below. However, we do not believe that our officers or directors have interests in Proposal No. 1 that are different from or greater than those of any other of our stockholders.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to U.S. Holders (as defined below) of our common stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our common stock. We have not sought and will not seek an opinion of counsel or any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the reverse stock split.

This discussion is limited to holders that hold our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

persons that are not U.S. Holders (as defined below);

persons subject to the alternative minimum tax;

U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

banks, insurance companies, and other financial institutions;

real estate investment trusts or regulated investment companies;

brokers, dealers or traders in securities;

corporations that accumulate earnings to avoid U.S. federal income tax;

S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

tax-exempt organizations or governmental organizations;

persons deemed to sell our common stock under the constructive sale provisions of the Code;

persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is or is treated as: (1) an individual who is a citizen or resident of the United States; (2) a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust that (a) is subject to the primary supervision of a U.S. court and the control of one of more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (b) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse stock split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that receives cash in lieu of a fractional share of our common stock pursuant to the reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for our common stock surrendered exceeded one year at the effective time of the reverse stock split.

Information Reporting and Backup Withholding

A U.S. Holder (other than corporations and certain other exempt recipients) may be subject to information reporting and backup withholding when such holder receives cash in lieu of a fractional share of our common stock pursuant to the reverse stock split. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the meeting will be required to approve the amendment of our Amended and Restated Certificate of Incorporation to effect a reverse stock split. Abstentions and broker non-votes with respect to this proposal will be counted for purposes of establishing a quorum and, if a quorum is present, will have the same effect as a vote against this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR PROPOSAL NO. 4 TO GRANT THE BOARD AUTHORITY TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING COMMON STOCK BY AMENDING OUR AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION WITHIN ONE YEAR AND WITHIN A RANGE OF NOT LESS THAN ONE-FOR-FIVE AND NOT MORE THAN ONE-FOR-TWENTY, IF THE BOARD DEEMS IT WITHIN THE COMPANY’S BEST INTERESTS.

PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 28, 2022 by:

•	each of our named executive officers;
•	each of our directors;
•	all of our executive officers and directors as a group; and
•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 32,917,901 shares of common stock outstanding on February 28, 2022. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of February 28, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Evoke Pharma, Inc., 420 Stevens Avenue, Suite 370, Solana Beach, CA 92075. We believe, based on information provided to us that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares		Percent of Total

Executive Officers and Directors
David A. Gonyer, R.Ph.(2)	1,119,467		3.32%
Matthew J. D'Onofrio(3)	779,114		2.33%
Marilyn R. Carlson, D.M.D., M.D.(4)	524,230		1.57%
Cam L. Garner(5)	572,105		1.73%
Todd C. Brady, M.D., Ph.D.(6)	218,750		*
Malcolm R. Hill, Pharm.D.(7)	221,250	`	*
Vickie W. Reed	—		*
Kenneth J. Widder, M.D.(8)	213,000		*
All executive officers and directors as a group (7 persons)(9)	3,647,916		10.25%

*	Less than 1%
(1)	Includes 779,685 shares Mr. Gonyer has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 28, 2022.
(2)	Includes 541,117 shares Mr. D’Onofrio has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 28, 2022.
(3)	Includes 472,354 shares Dr. Carlson has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 28, 2022.
(4)

Includes (a) 235,605 shares held by Garner Investments, L.L.C., of which Mr. Garner is the managing member, (b) 100,000 shares held by The Garner Family Foundation of which Mr. Garner is Director, Secretary and Chief Financial Officer, and (c) 236,500 shares that Mr. Garner has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 28, 2022.

(5)	Includes 214,750 shares Dr. Brady has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 28, 2022.
(6)	Includes 202,000 shares that Dr. Hill has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 28, 2022.
(7)	Includes 213,000 shares that Dr. Widder has the right to acquire pursuant to outstanding options which are immediately exercisable within 60 days of February 28, 2022.
(8)	Includes 2,659,406 shares of common stock subject to outstanding options which are immediately exercisable within 60 days of February 28, 2022.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth certain information about our executive officers as of February 28, 2022:

Name	Age	Position
David A. Gonyer, R.Ph.	58	President, Chief Executive Officer and Director
Matthew J. D’Onofrio	52	Executive Vice President, Chief Business Officer, Secretary & Treasurer
Marilyn R. Carlson, D.M.D., M.D.	74	Chief Medical Officer

The biography of David A. Gonyer, R.Ph., can be found under “Proposal 1 – Election of Directors.”

Matthew J. D’Onofrio is one of our co-founders and has served as our Executive Vice President, Chief Business Officer, Secretary and Treasurer since 2010 and as our Executive Vice President, Corporate Development, Secretary and Treasurer since March 2007. Mr. D’Onofrio has over 30 years of experience in both large and small pharmaceutical firms. Prior to founding Evoke, Mr. D’Onofrio was Vice President, Business Development for Victory Pharma, a specialty pharmaceutical company based in San Diego. Mr. D’Onofrio was previously Director and Head of West Coast Business Development at Vertex Pharmaceuticals, Incorporated, a biotechnology company, directing partnership efforts associated with the La Jolla research facility as well as other corporate assets. Mr. D’Onofrio also held various commercial roles of increasing responsibility over a decade at Eli Lilly & Company, including significant experience in worldwide corporate business development. Mr. D’Onofrio earned a B.S. in Chemistry from San Diego State University and an M.B.A. from the University of Southern California.

Marilyn R. Carlson, D.M.D., M.D., has served as our Chief Medical Officer since December 2013. Dr. Carlson has worked closely with Evoke as an outside consultant since the company was founded in 2007. Dr. Carlson has been the key clinical and regulatory expert for Evoke through the entire development of Gimoti® (metoclopramide) nasal spray, including all clinical trials conducted in support of the drug for patients with gastroparesis. She has also participated in all of Evoke's meetings with FDA. Prior to joining Evoke, in 2012 Dr. Carlson helped found Agility Clinical, Inc., a contract research organization focused on the support of virtual companies, start-up companies and companies with orphan drugs. From 2004 to 2012, Dr. Carlson served as Vice President, Medical and Regulatory Affairs at Synteract, Inc., a clinical research organization, where she was responsible for safety surveillance, medical monitoring and regulatory submissions, among other duties. In 2004, Dr. Carlson founded and served as President of entreMeDica, Inc., a consulting firm offering chief medical officer services to biotechnology and life sciences companies with marketed products and products in development in a variety of therapeutic areas. Dr. Carlson also served as Vice President, Medical/Regulatory and Chief Medical Officer at Prometheus Laboratories Inc. from 2000 to 2004 and as Vice President, Clinical and Medical Affairs and Chief Medical Officer at Advanced Corneal Systems (now ISTA Pharmaceuticals) in 2000. Before that, Dr. Carlson worked at XOMA (US) LLC as Vice President, Clinical and Medical Affairs from 1999 to 2000 and as Medical Director from 1997 to 1999. From 1991 to 1997, Dr. Carlson held positions in clinical research, medical affairs and technical brand management at Procter & Gamble (P&G) Healthcare and P&G Pharmaceuticals. Prior to joining P&G, Dr. Carlson held academic and clinical positions at Case Western Reserve University, Western Reserve Geriatric Education Center and the MetroHealth Medical Center in Cleveland, Ohio. She holds a B.A. from Hunter College of the City University of New York, a D.M.D. from the Harvard School of Dental Medicine and an M.D. from Case Western Reserve University School of Medicine, completed an internal medicine residency at The Cleveland Clinic Foundation and holds a certification in regulatory affairs.

Overview

This Executive Compensation section provides information about the material components of our executive compensation program for our “named executive officers,” consisting of the following persons:

•	David A. Gonyer, R.Ph., our President and Chief Executive Officer;
•	Matthew J. D’Onofrio, our Executive Vice President, Chief Business Officer, Secretary and Treasurer; and
•	Marilyn R. Carlson, D.M.D., M.D., our Chief Medical Officer.

Summary Compensation Table

The following table shows information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2021 and 2020:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total $

David A. Gonyer	2021	550,000	127,050	888,723	60,192	1,625,965
President and Chief Executive Officer	2020	500,000	301,875	313,885	55,450	1,171,210

Matthew J. D'Onofrio	2021	407,000	76,923	642,450	40,525	1,166,898
Executive Vice President, Chief	2020	387,000	210,286	193,160	37,352	827,798
Business Officer, Secretary and Treasurer

Marilyn R. Carlson, D.M.D., M.D.	2021	392,000	74,088	642,450	25,601	1,134,139
Chief Medical Officer	2020	367,000	177,261	193,160	25,395	762,816

(1)	Amounts shown represent performance bonuses earned for 2021 and 2020, which were each paid in cash during the first quarter of 2022 and 2021, respectively.
(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2021 and 2020 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 5 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 3, 2022. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(3)	Amount shown represents the cost of company-paid health insurance premiums and reimbursement for health insurance benefits (in the case of Dr. Carlson) during 2021 and 2020.

Narrative Disclosure to Compensation Tables

Employment Agreements

Employment Agreements with Messrs. Gonyer and D'Onofrio

We have entered into employment agreements with each of Messrs. Gonyer and D’Onofrio. Pursuant to the employment agreements, each executive's base salary is subject to review each year at the sole discretion of the compensation committee. The executives are eligible to earn an annual cash performance bonus under the company’s bonus plan or plans applicable to senior executives. The annual cash performance bonus payable is based on the achievement of individual and/or company performance goals to be determined in good faith by the compensation committee.

Pursuant to each of the employment agreements, if we terminate such officer’s employment without cause (as defined below), such officer resigns for good reason (as defined below) or such officer’s employment is terminated as a result of his or her death or following his or her permanent disability, the executive officer or his or her estate, as applicable, is entitled to the following payments and benefits: (1) fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he or she is entitled; (2) a lump sum cash payment in an amount equal to 12 months of his base salary as in effect immediately prior to the date of termination; (3) a lump sum cash payment in an amount equal to his or her bonus (as defined below) for the year in which the termination of his employment occurs, prorated for the period of his service during such year, provided that the officer shall not be entitled to receive such amount in the event that his termination results from his discharge by us without cause prior to a change in control (as defined below); (4) a lump sum cash payment in an amount equal to the cost of the continuation of health benefits for a period of 12 months following date of termination; (5) a lump sum cash payment in an amount equal to the cost of his life insurance premiums for a period of 12 months following the date of termination; (6) solely in the event of the officer’s termination by us without cause or by the officer for good reason, a lump sum cash payment in an amount equal to $15,000 for outplacement service; and (7) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had such executive officer remained continuously employed by us during such period. In the event an officer’s termination without cause or resignation for good reason occurs within three months prior to the occurrence of a change in control or within 12 months following a change in control, all of his outstanding unvested stock awards will accelerate and become fully vested on the later of (1) the date of termination or (2) the date of such change in control.

Employment Agreement with Dr. Carlson

We have also entered into an employment agreement with Dr. Carlson. Pursuant to the employment agreement, Dr. Carlson agrees to devote 80% of her productive time and efforts to the performance of her duties as Chief Medical Officer. Pursuant to the employment agreement, Dr. Carlson’s base salary is subject to review each year at the sole discretion of the compensation committee. Dr. Carlson is also eligible to earn an annual cash performance bonus under the company’s bonus plan or plans applicable to senior executives. The annual cash performance bonus payable is based on the achievement of individual and/or Company performance goals to be determined in good faith by the compensation committee. The company also pays Dr. Carlson a taxable monthly payment equal to the monthly premium Dr. Carlson pays for healthcare coverage under Medicare, in an amount not to exceed $2,000 per month.

Pursuant to the employment agreement, if we terminate Dr. Carlson’s employment without cause (as defined below) or Dr. Carlson resigns for good reason (as defined below), Dr. Carlson is entitled to the following payments and benefits: (1) fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which she is entitled; (2) a lump sum cash payment in an amount equal to her monthly base salary as in effect immediately prior to the date of termination for a period of nine months; (3) a lump sum cash payment in an amount equal to her bonus for the year in which the termination of her employment occurs, prorated for the period of her service during such year, provided that Dr. Carlson shall not be entitled to receive such amount in the event that her termination results from her discharge by the company without cause prior to a change in control (as defined below); and (4) a taxable monthly payment in an amount equal to her monthly healthcare coverage costs under Medicare as in effect immediately prior to the date of termination, in an amount not to exceed $2,000 per month, for a period of nine months.

In the event Dr. Carlson’s termination without cause or resignation for good reason occurs within three months prior to the occurrence of a change in control or within 12 months following a change in control, all of her outstanding unvested stock awards will accelerate and become fully vested on the later of (1) the date of termination or (2) the date of such change in control.

Dr. Carlson’s employment agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

Defined Terms for Purposes of Employment Agreements

For purposes of the employment agreements with the named executive officers, “cause” generally means an executive officer’s (1) commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on us or any successor or affiliate of ours; (2) conviction of, or entry into a plea of “guilty” or “no contest” to, a felony; (3) unauthorized use or disclosure of our confidential information or trade secrets or any successor or affiliate of ours that has a material adverse impact on any such entity; (4) gross negligence, insubordination or material violation of any duty of loyalty, or any other material misconduct on the part of the executive officer; (5) ongoing and repeated failure or refusal to perform or neglect of his or her duties as required by his or her employment agreement, which failure, refusal or neglect continues for 15 days following his or her receipt of written notice from our board of directors stating with specificity the nature of such failure, refusal or neglect; or (6) breach of any material provision of his or her employment agreement.

For purposes of the employment agreements with the named executive officers, “good reason” generally means (1) other than for Dr. Carlson, a change in the executive officer’s status, position or responsibilities that, in the executive officer’s reasonable judgment, represents a substantial and material reduction in the status, position or responsibilities as in effect immediately prior thereto; the assignment to the executive officer of any duties or responsibilities that, in the executive officer’s reasonable judgment, are materially inconsistent with such status, position or responsibilities; or any removal of the executive officer from or failure to reappoint or reelect the executive officer to any of such positions, except in connection with the termination of the executive officer’s employment for cause (as defined above), as a result of his or her permanent disability or death, or by the executive officer other than for good reason; (2) with respect to Dr. Carlson, a material diminution in her authority, duties or responsibilities; (3) a material reduction in the executive officer’s annual base salary, except in connection with a general reduction in the compensation of our or any successor’s or affiliate’s personnel with similar status and responsibilities; (4) our or any successor’s or affiliate’s requirement the executive officer (without the executive officer’s consent) be based at any place outside a 50-mile radius of his or her placement of employment as of the effective date of the employment agreement, except for reasonably required travel for our or any successor’s or affiliate’s business that is not materially greater than such travel requirements prior to the effective date of the employment agreement; (5) any material breach by us or any successor or affiliate of obligations to the executive officer under the employment agreement; (6) other than for Dr. Carlson, any purported termination of the executive officer’s employment or service relationship for cause (as defined above) by us or any successor or affiliate that is not in accordance with the definition of cause; or (7) other than for Dr. Carlson, a change in control (as defined below).

For purposes of the employment agreements with the named executive officers, “bonus” generally means an amount equal to the greater of (1) the executive officer’s target bonus for the fiscal year in which the date of termination occurs; or (2) the bonus awarded to the executive officer for the fiscal year prior to the date of termination (which bonus shall be annualized to the extent the executive officer was not employed for the entire fiscal year prior to the date of termination). If any portion of the bonus awarded to the executive officer consisted of securities or other property, the fair market value thereof shall be determined in good faith by our board of directors.

For purposes of the employment agreements with the named executive officers, a “change in control” generally means:

•

a transaction or series of related transactions whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•

our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (1) a merger, consolidation, reorganization, or business combination, (2) the sale or other disposition of all or substantially all of our assets or (3) the acquisition of assets or stock of another entity, in each case other than a transaction that results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and after which no person or entity beneficially owns voting securities representing 50% or more of the combined voting power of the acquiring company that is not attributable to voting power held in the company prior to such transaction; or

•	the approval by our stockholders of a liquidation or dissolution of our company.

Executive Compensation Components

Independent Compensation Consultant and Comparable Company Compensation Information

During 2021, our compensation committee retained Anderson Pay Advisors LLC (“APA”) as its independent compensation consultant. APA assisted the compensation committee in confirming a peer group of companies to be used in the compensation setting process. After review and consultation with APA, the compensation committee determined that APA is independent and there was no conflict of interest resulting from retaining APA during fiscal year 2021. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.

For purposes of determining 2021 executive compensation, a peer group of 23 life sciences companies in similar phases of development as we are and with the following characteristics was selected based on the following parameters and not on the basis of executive compensation levels:

•	Market capitalization less than $500 million
•	Employee size less than 100 employees
•	Peer group companies were located nationally

The 2021 peer group consisted of the following companies:

AcelRx Pharmaceuticals, Inc.	Evofem Biosciences, Inc.
Adamas Pharmaceuticals, Inc.	MEI Pharma, Inc.
Adamis Pharmaceuticals Corporation	Neos Therapeutics, Inc.
Agile Therapeutics, Inc.	Paratek Pharmaceuticals, Inc.
AMAG Pharmaceuticals, Inc.	Progenics Pharmaceuticals, Inc.
Aquestive Therapeutics, Inc.	Rigel Pharmaceuticals, Inc.
Assertio Therapeutics, Inc.	Sesen Bio, Inc.
BioDelivery Sciences International, Inc.	Trevena, Inc.
Collegium Pharmaceutical, Inc.	Vanda Pharmaceuticals Inc.
DURECT Corporation	Verastem, Inc.
Dynavax Technologies Corporation	Verrica Pharmaceuticals Inc.
Eiger Biopharmaceuticals, Inc.

Although our compensation committee reviewed the foregoing comparable company data in connection with its determinations of the 2021 base salaries, target bonuses and equity awards for our named executive officers, our committee did not attempt to set those compensation levels or awards at a certain target percentile with respect to the comparable company data or otherwise rely entirely on that data to determine named executive officer compensation. Instead, as described above and consistent with past practice, the compensation committee members relied on their judgment and experience in setting those compensation levels and making those awards.

We expect that the compensation committee will continue to review comparable company data in connection with setting the compensation we offer our named executive officers to help ensure that our compensation programs are competitive and fair.

Base Salaries

In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the board of directors and compensation committee believe that other elements of the named executive officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.

The actual base salaries paid to all of our named executive officers for 2021 are set forth in the “Summary Compensation Table” above.

In January 2021, our compensation committee approved base salary increases for 2021 for Messrs. Gonyer and D’Onofrio and Dr. Carlson to $550,000, $407,000 and $392,000, respectively. These base salary increases represented adjustments of approximately 10.0%, 5.2%, and 6.8%, respectively.

In February 2022, our compensation committee approved base salary increases for 2022 for Messrs. Gonyer and D’Onofrio and Dr. Carlson to $570,000, $417,000, and $402,000, respectively. These base salary increases represented adjustments of approximately 3.6%, 2.5% and 2.5%, respectively.

The base salaries of our named executive officers continue to be below the median level of similarly-situated executives for our peer group of companies.

Annual Cash Performance Bonuses

Each named executive officer is also eligible for a performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our compensation committee and board of directors.

Bonuses are set based on a percentage of the executive’s base salary as of the end of the bonus year and are expected to be paid out in the first quarter of the following year. The target levels for 2021 executive bonuses were as follows: 55% for our Chief Executive Officer (increased from 50% in 2020), 45% for our Executive Vice President and Chief Business Officer, and 45% for our Chief Medical Officer (increased from 40% in 2020). The executive bonuses are 100% based on the achievement of corporate objectives that are set each year by the board of directors and the compensation committee. All final bonus payments to our named executive officers are determined by our compensation committee. The actual bonuses awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of the compensation committee.

For 2021, the corporate performance objectives for our named executive officers were related to clinical and regulatory development, commercial development, and corporate financial objectives. These performance objectives and areas of emphasis were used as a guide by the compensation committee and board of directors in determining overall corporate performance for these executives as they represented those areas in which they were expected to focus their efforts during the year. Both qualitative and quantitative guidelines were established for purposes of evaluating performance relating to these corporate objectives during 2021. In coming to its final determination regarding the overall corporate achievement for 2021, our compensation committee noted our commercial, financial and regulatory development efforts, including (1) commercial milestone attainment; (2) product development and regulatory attainment; and (3) maintenance or adequate cash resources to continue operations and support commercialization activities. In addition, the compensation committee considered our cash management efforts which included managing cash and expenditures within budgeted levels. Based on its review of our overall performance relative to our corporate objectives, the compensation committee determined to award a corporate achievement level of 42% for our named executive officers.

The overall achievement level was then used to determine each named executive officer’s bonus. The bonuses paid to our named executive officers for 2021 are set forth in the “Summary Compensation Table” above.

Equity Compensation

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers and other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. Our compensation committee reviews competitive market data prepared by APA in connection with its grant of long-term equity incentive awards to the named executive officers, but such awards are not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. We have not granted any equity awards other than stock options to date.

To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors from time to time. Stock option awards granted to our named executive officers generally vest on a monthly basis over a four-year period. From time to time, our compensation committee may, however, determine that a different vesting schedule is appropriate.

In January 2021, our named executive officers were granted stock options to purchase shares of our common stock. Specifically, Messrs. Gonyer and D’Onofrio and Dr. Carlson were granted options to purchase 415,000, 300,000 and 300,000 shares of our common stock, respectively. These options vest on a monthly basis over a four-year period commencing January 1, 2021.

In February 2022, our named executive officers were granted stock options to purchase shares of our common stock. Specifically, Messrs. Gonyer and D’Onofrio and Dr. Carlson were granted options to purchase 175,000, 100,000 and 100,000 shares of our common stock, respectively. These options vest on a monthly basis over a four-year period commencing January 1, 2022.

We have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information. Stock options granted to our named executive officers may be subject to accelerated vesting in certain circumstance. For additional discussion, please see “Employment Agreements” above and “Termination and Change in Control Benefits” below.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan that allows eligible employees to contribute a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax basis through contributions to the plan. Our named executive officers are eligible to participate in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our named executive officers in accordance with our compensation policies.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans. We reimburse Dr. Carlson for her health care premiums and pay for the health and welfare benefits for our other named executive officers and our other four employees. We do not provide our named executive officers with any other significant perquisites or other personal benefits.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan, or ESPP, that allows eligible employees to purchase our common stock at a discount, subject to applicable limits as set forth in the ESPP, through payroll deductions of up to 20% of their eligible compensation. All of our employees participate in the ESPP on the same terms and conditions.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our company.

Termination and Change in Control Benefits

Our named executive officers may become entitled to certain benefits or enhanced benefits in connection with certain qualifying terminations of employment and/or a change in control of our company. Each of our named executive officers’ employment agreements entitles them to severance in the event of their termination without cause or their resignation for good reason (and, for Mr. Gonyer and Mr. D'Onofrio, upon termination by reason of death or disability). In addition, each named executive officer is entitled to accelerated vesting of all outstanding equity awards upon his or her termination without cause or their resignation for good reason within three months prior to the occurrence of a change in control or within 12 months following a change in control of our company. In addition, the occurrence of a change in control constitutes “good reason” for Mr. Gonyer's and Mr. D'Onofrio's resignation under their employment agreements. For additional discussion, please see “Employment Agreements” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options and unvested stock awards for each of the named executive officers outstanding as of December 31, 2021:

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(2)(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)(3)	Option Exercise Price ($)	Option Expiration Date

David A. Gonyer, R.Ph.	6/17/2019	39,843	23,907	0.62	12/1/2023
	6/17/2019	33,134	19,881	0.62	3/5/2025
	6/17/2019	28,125	16,875	0.62	1/27/2026
	6/17/2019	105,468	63,282	0.62	1/25/2027
	6/17/2019	105,468	63,282	0.62	2/7/2028
	6/17/2019	105,468	63,282	0.62	2/5/2029
	2/28/2020	138,801	186,199	1.23	2/27/2030
	1/27/2021	95,104	319,896	2.68	1/26/2031

Matthew J. D'Onofrio	6/17/2019	30,468	18,282	0.62	12/1/2023
	6/17/2019	33,134	19,881	0.62	3/5/2025
	6/17/2019	24,609	14,766	0.62	1/27/2026
	6/17/2019	70,312	42,188	0.62	1/25/2027
	6/17/2019	70,312	42,188	0.62	2/7/2028
	6/17/2019	70,312	42,188	0.62	2/5/2029
	2/28/2020	85,416	114,584	1.23	2/27/2030
	1/27/2021	68,750	231,250	2.68	1/26/2031

Marilyn R. Carlson	6/17/2019	23,437	14,063	0.62	12/1/2023
D.M.D., M.D.	6/17/2019	35,156	21,094	0.62	3/5/2025
	6/17/2019	15,820	9,492	0.62	1/27/2026
	6/17/2019	46,875	28,125	0.62	1/25/2027
	6/17/2019	58,593	35,157	0.62	2/7/2028
	6/17/2019	58,593	35,157	0.62	2/5/2029
	2/28/2020	81,249	118,751	1.23	2/27/2030
	1/27/2021	68,750	231,250	2.68	1/26/2031

(1)

All of the options have a ten-year term from the original grant date (prior to giving effect to the stock option exchange in June 2019, which did not result in an extension of the original ten-year term of the options). The options granted on June 17, 2019 represent options granted to the named executive officers pursuant to the stock option exchange completed on June 17, 2019. The options surrendered pursuant to the stock option exchange completed on June 17, 2019 were exchanged for a new unvested option covering a lesser number of shares determined in accordance with the “exchange ratio” with an exercise price of $0.62 per share. All of the existing stock options that were surrendered by the employees had exercise prices significantly above the recent trading prices of our common stock and the average market price of our common stock over the prior 12 months. The new options vest monthly over four years, commencing June 17, 2019. Employees received three new options for every four eligible options surrendered, with this exchange ratio applied on a grant-by-grant basis and the resulting number of options rounded down to the nearest whole share. The new stock options retained the same expiration date as the surrendered stock options to which they related. The other terms and conditions of the new options are governed by the terms and conditions of our 2013 Equity Incentive Award Plan and the stock option agreements entered into thereunder.

(2)

Of the options granted on February 28, 2020, 50% vest on a monthly basis over a four-year period commencing January 1, 2020, and 50% vest on a monthly basis over a four-year period commencing June 19, 2020, the date that FDA approved the Gimoti NDA.

(3)

The options granted on January 27, 2021 vest on a monthly basis over a four-year period measured from January 1, 2021, subject to the named executive officer’s continued employment or service through each such vesting date.

Equity Compensation Plan Information

The following table summarizes securities available under our equity compensation plans as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	5,013,459	$1.80	1,808,259
Equity compensation plans not approved by security holders	—		—
Total	5,013,459		1,808,259

(1)

Column (c) includes 1,463,685 shares available for issuance under our 2013 Equity Incentive Award Plan and 344,574 shares available for issuance under our 2013 Employee Stock Purchase Plan. For the offering period in effect on December 31, 2021, no officer elected to purchase shares under our 2013 Employee Stock Purchase Plan during such offering period. The material features of our 2013 Equity Incentive Award Plan and the 2013 Employee Stock Purchase Plan are described in Note 5 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2021 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. We also describe below certain other transactions with our directors, executive officers and stockholders. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Employment Agreements

We have entered into employment agreements with the following executive officers: David A. Gonyer, R.Ph., our President and Chief Executive Officer; Matthew J. D’Onofrio, our Executive Vice President, Chief Business Officer, Secretary and Treasurer and Marilyn R. Carlson, D.M.D., M.D., our Chief Medical Officer. For more information regarding these agreements, see “Executive Compensation and Other Information—Narrative Disclosure to Compensation Table―Employment Agreements” above.

Indemnification Agreements

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our executive officers and certain of our directors as more fully described in the section “Executive Compensation and Other Information—Narrative Disclosure to Compensation Table—Equity Compensation” above.

Other Transactions with Related Parties

None.

Policies and Procedures for Related Person Transactions

Pursuant to our audit committee charter, our audit committee is responsible for reviewing and approving all transactions with related parties which are required to be reported under applicable SEC regulations, other than compensation-related matters. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead our audit committee intends to review such transactions on a case-by-case basis.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.

To our knowledge, based solely upon a review of Forms 3, 4, and 5 filed with the SEC during the fiscal year ended December 31, 2021, our directors, executive officers, and greater than 10% beneficial owners have complied with all applicable filing requirements during the fiscal year ended December 31, 2021, except that each of Todd Brady, Cam Garner, Malcolm Hill, Kenneth Widder and Ann Rhoads missed reporting one Form 4 transaction related to their annual option grant.

STOCKHOLDER PROPOSALS

Proposals from stockholders intended to be presented at our annual meeting of stockholders to be held in 2023 must be received by us no later than November 15, 2022, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. In addition, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 27, 2023, which is 60 days prior to the one year anniversary of the 2022 annual meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement and director nominations, to be brought before an annual meeting of stockholders. In general, notice of the proposal or nomination must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one-year anniversary of the date of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2023 annual meeting of stockholders, such a proposal must be received by us no earlier than December 28, 2022 and no later than January 27, 2023. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not less than 90 calendar days before nor more than 120 calendar days in advance of such annual meeting, or if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2023 annual meeting may exercise discretionary voting power regarding any such proposal or nomination. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2021 will be mailed to stockholders of record on or about March 15, 2022. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Evoke Pharma, Inc., 420 Stevens Avenue, Suite 370, Solana Beach, California, Attention: Corporate Secretary.

STOCKHOLDERS SHARING THE SAME ADDRESS

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Evoke Pharma, Inc., 420 Stevens Avenue, Suite 370, Solana Beach, California 92075, Attention: Corporate Secretary, or by calling (858) 345-1494. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other intermediary or sending a written request to Evoke Pharma, Inc. at the address above or by calling (858) 345-1494.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

David A. Gonyer, R.Ph. President, Chief Executive Officer and Director

Solana Beach, CA
March 15, 2022

Appendix A

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF EVOKE PHARMA, INC.

Evoke Pharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Corporation is Evoke Pharma, Inc. The original Certificate of Incorporation of Evoke Pharma, Inc. was filed with the Secretary of State of Delaware on January 29, 2007.

2. Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, each                       shares of the Corporation’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Shares”) shall automatically be combined into one validly issued, fully paid and non-assessable share of common stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Corporation shall not issue fractional shares in connection with the Reverse Stock Split. Holders of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall receive, upon surrender of the stock certificates formerly representing the Old Shares, in lieu of such fractional share, an amount in cash equal to the product of (1) the closing sale price per share of the common stock as reported by The Nasdaq Capital Market on the last trading day preceding the Effective Date by (2) the number of Old Shares held by such holder that would otherwise have been exchanged for such fractional share interests.

3. This Certificate of Amendment shall become effective as of                             , 202[2] at                   [a.m./p.m.].

4. This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on [April 27, 2022], at which meeting the necessary number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed as of this                day of                          , 202[2].

EVOKE PHARM, INC.

By:

Name:

Title:

EVOKE PHARMA YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: Evoke Pharma, Inc. Annual Meeting of Stockholders For Stockholders of record as of February 28, 2022 TIME: Wednesday, April 27, 2022 8:30 AM, Pacific Time PLACE: Annual meeting to be held live via the Internet Please visit www.proxydocs.com/EVOK for more details. This proxy is being solicited on behalf of the Management The undersigned hereby appoints David A. Gonyer and Matthew J. D’Onofrio (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Evoke Pharma, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. If you hold shares in any Employee Stock Purchase Plan, or 401(k) savings plan of the Company (the "Plans"), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by [TIME AND DATE OF EXPIRATION], or if no choice is specified, will be voted by an independent fiduciary. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/EVOK • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-855-686-4811 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/EVOK

Evoke Pharma, Inc. Annual Meeting of Stockholders MANAGEMENT RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3 AND 4 PROPOSAL YOUR VOTE MANAGEMENT RECOMMENDS 1. To elect two directors for a three-year term to expire at the 2025 annual meeting of stockholders FOR WITHHOLD 1.01 Malcolm R. Hill, Pharm.D. #P2# #P2# FOR 1.02 Vickie W. Reed #P3# #P3# FOR FOR AGAINST ABSTAIN 2. To consider and vote upon the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 #P4# #P4# #P4# FOR 3. To consider and vote upon, on an advisory basis, the compensation of our named executiveofficers as disclosed in this proxy statement pursuant to the compensation disclosure rules of theSecurities and Exchange Commission #P5# #P5# #P5# FOR 4. To consider and vote to grant the Board of Directors the authority to effect a reverse stock split within one year #P6# #P6# #P6# FOR 5. To transact such other business as may be properly brought before the meeting or anyadjournment or postponement You must register to attend the meeting online and/or participate at www.proxydocs.com/EVOK Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date Please make your marks like this: X